Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                    CONTACT: 937-224-5940

MOODY’S UPGRADES DPL INC. DEBT RATING TO INVESTMENT GRADE

DAYTON, Ohio, June 21, 2006 — Moody’s Investors Service today announced an upgrade to the debt ratings of DPL Inc. (NYSE: DPL) and its principal subsidiary, The Dayton Power and Light Company (DP&L). DPL Inc. senior unsecured debt was upgraded from Ba1 to Baa3, bringing DPL debt to investment grade. DP&L debt was upgraded from Baa1 to A3 and remains investment grade. Moody’s rating outlook is positive for both DPL and DP&L.

“Today’s announcement by Moody’s continues the positive momentum for DPL,” said Bob Biggs, Executive Chairman of DPL. “The upgrades reflect the steps that we have taken to financially strengthen our balance sheet and improve our credit profile.”

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control. Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.